As filed with the Securities and Exchange Commission on June 5, 2003 - Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENTEX CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-2030505 (I.R.S. Employer Identification No.)

600 N. Centennial Street, Zeeland, Michigan (Address of Principal Executive Offices)	49464 (Zip Code)

Gentex Corporation 2003 Employee Stock Purchase Plan
(Full Title of the Plan)

Enoch Jen, 600 N. Centennial Street, Zeeland, Michigan 49464    (616) 772-1800
(Name, address and telephone number, including area code of agent for service)

Copies of Communications to:
Joseph B. Levan
Varnum, Riddering, Schmidt & Howlett LLP
333 Bridge Street, N.W., P.O. Box 352
Grand Rapids, Michigan 49501-0352
(616) 336-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock ($.06 par value)	600,000 Shares(1)	$31.93(2)	$19,158,000.00(2)	$1,549.88

(1)	The number of shares of capital Common Stock set forth is the maximum number of shares issuable under the Gentex Corporation 2003 Employee Stock Purchase Plan.
(2)	For the purpose of computing the registration fee only, the price shown is based upon the price of $31.93 per share, the average of the high and low prices for the Common Stock of Gentex Corporation in the NASDAQ National Market System on June 4, 2003, in accordance with Rule 457(h).

Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

The Exhibit Index is located on page 5 of this Registration Statement. This Registration Statement contains a total of 7 pages.

PART I.
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

        Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is not required to be filed with the Securities and Exchange Commission and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which has been filed by the Company with the Commission, is incorporated herein by reference. All other reports or documents filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the above-mentioned Annual Report on Form 10-K are incorporated herein by reference. All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

The description of the Company’s Common Stock is contained in the Company’s registration statement filed pursuant to Section 12 of the Exchange Act and is incorporated herein by reference, including any subsequent amendments or reports filed for the purpose of updating such description.

Item 4.   Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel

Not applicable.

Item 6.   Indemnification of Directors and Officers

Directors, officers, and employees of the Company and persons serving at its request as directors, officers, or employees of another corporation or enterprise are entitled to indemnification as provided in the Articles of Incorporation of the Company, which provide for indemnification to the fullest extent permitted under the Michigan Business Corporation Act. That Act grants the Company broad powers to indemnify officers, directors, and other agents of the Company in connection with legal proceedings brought against such person by reason of his or her present or past status as an officer or director of the Company. In addition, all of the directors of the Company are entitled to indemnification under separate indemnification agreements between the Company and such directors, the form of which was approved by the shareholders of the Company. These provisions are broad enough to permit indemnification of such persons for liabilities arising under the Securities Act of 1933 (to the extent such indemnification would otherwise be legally permissible).

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

Reference is made to the Exhibit Index which appears on Page 5.

Item 9.   Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zeeland, State of Michigan, on the 5th day of June, 2003.

GENTEX CORPORATION
By	/s/ Fred Bauer Fred Bauer, Chairman and Chief Executive Officer
By	/s/ Enoch Jen Enoch Jen, Vice President - Finance and Principal Financial Officer and Accounting Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fred Bauer and Enoch Jen, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post- effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on June 5, 2003, by the following persons in the capacities indicated.

/s/ Fred Bauer Fred Bauer, Director	/s/ Kenneth LaGrand Kenneth LaGrand, Director
Ted Thompson, Director	/s/ Mickey E. Fouts Mickey E. Fouts, Director
Leo L. Weber, Director	/s/ Arlyn Lanting Arlyn Lanting, Director
/s/ John Mulder John Mulder, Director	/s/ Frederick Sotok Frederick Sotok, Director
/s/ Gary Goode Gary Goode, Director

EXHIBIT INDEX

        The following exhibits are filed as a part of the Registration Statement pursuant to Item 8:

Exhibit No.	Description	Page
Exhibit 4	The description of the Company's Common Stock is contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act and is incorporated herein by reference, including any subsequent amendments or reports filed for the purpose of updating such description.
		-----
Exhibit 5	Opinion of Varnum, Riddering, Schmidt & Howlett LLP	6
Exhibit 15	Not applicable	-----
Exhibit 23(a)	Consent of Ernst & Young LLP	7
Exhibit 23(b)	Consent of Varnum, Riddering, Schmidt & Howlett LLP (included in Exhibit 5)	-----
Exhibit 24	Power of Attorney (included on Page 3 hereof)	-----

EXHIBIT 5

OPINION OF VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

June 5, 2003

Gentex Corporation
600 North Centennial Street
Zeeland, MI 49464

Gentlemen:

With respect to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Gentex Corporation, a Michigan corporation (the “Company”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 600,000 shares of its common stock, par value $.06 per share, to be issued pursuant to the Company’s 2003 Employee Stock Purchase Plan (the “Plan”), we have examined such documents and questions of law as we consider necessary or appropriate for the purpose of giving this opinion.

On the basis of such examination, we advise you, that in our opinion, the 600,000 shares covered by the Registration Statement, upon their issuance pursuant to the Plan, as described in the Registration Statement, but in no event for less than the par value thereof, and upon delivery of such shares and payment therefor in accordance with the terms stated in the Plan and the Registration Statement, will be legally issued and fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Exchange Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Varnum, Riddering, Schmidt & Howlett LLP

Varnum, Riddering, Schmidt & Howlett LLP

EXHIBIT 23(A)

CONSENT OF INDEPENDENT AUDITORS

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the Gentex Corporation 2003 Employee Stock Purchase Plan of our report dated January 22, 2003, with respect to the consolidated financial statements of Gentex Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP Ernst & Young LLP

Grand Rapids, Michigan
June 3, 2003

End of Filing